UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 23, 2011

QUANTUM SOLAR POWER CORP.
(Exact name of registrant as specified in its charter)

NEVADA	000-52686	27-1616811
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation)

300-1055 West Hastings Street
Vancouver, BC	V6E 2E9
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code (604) 681-7311

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

ITEM 5.02     DEPARTURE OF DIRECTORS AND CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

Appointment of Stella Guo

On August 23, 2011, the Quantum Solar Power Corp. (“the Company”), appointed Stella Guo as a Director and Vice President of Corporate Development effective September 1, 2011.

Ms. Guo worked as Regional Director of BP Solar in China from March 2008 to February 2011. From March 2005 to March 2006, she was the Commercial Director of the BP Solar Xi’an Joint Venture. From March 2004 to March 2005 she was a Legal Manager for BP Legal in Southern China. Ms. Guo served as a Legal Advisor for BP in Hong Kong and Australia from 1999 to 2004. Ms. Guo obtained a Bachelor in Commercial Law at SunYat-Sen University in China and a Master in Commercial Law at the University of Melbourne in Australia. She is fluent in English, Cantonese and Mandarin.

Ms. Guo will assist the Company with its operations in Asia, including, but not limited to, providing introductions and facilitating agreements with Asian manufacturing partners.

The Company entered into an employment agreement (the “Employment Agreement”) with Ms. Guo, dated August 23, 2011, whereby Ms. Guo will act as Vice President of Corporate Development of the Company effective September 1, 2011. Under the terms of the Agreement, Ms Guo will receive a salary of $100,000 US per year and options to purchase 1,000,000 shares of the Company’s common stock at a price of $1.00 per share until August 31, 2014 (the “Options”) in accordance with the Company’s 2011 Stock Incentive Plan (the "2011 Stock Incentive Plan"). The Options will vest in equal quarterly increments over the course of three years commencing September 1, 2011. The Employment Agreement is for a term of one year, renewing automatically for an additional year at the end of the first and, if renewed, for a second year if no notice of termination has been provided.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUANTUM SOLAR POWER CORP.

Date: August 26, 2011
By: /s/ Daryl J. Ehrmantraut

Daryl J. Ehrmantraut
President and Chief Executive Officer